Exhibit 10.1

Execution Copy

SETTLEMENT AGREEMENT

This Settlement Agreement, dated as of June 4, 2013 (this “Agreement”), is by and among Signature Group Holdings, Inc., a Nevada corporation (the “Company”), New Signature LLC, a Delaware limited liability company (the “Investor”), the Company Nominees (as defined herein), the Other Directors (as defined herein), the Investor Nominees (as defined herein) and the Other Investor Parties (as defined herein). The Investor, the Investor Nominees and the Other Investor Parties are collectively referred to herein as the “Investor Parties.”

WHEREAS, the Investor Parties beneficially own (as defined below) an aggregate of 2,143,248 shares of common stock, $0.01 par value per share, of the Company (“Common Stock”);

WHEREAS, prior to the date hereof, (i) certain of the Investor Parties submitted director nominations (the “Annual Meeting Nominations”) for the Company’s 2013 annual meeting of stockholders (including any adjournment or postponement thereof, the “2013 Annual Meeting”) on April 24, 2013, and (ii) the Investor Parties filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (“SEC”) on May 2, 2013 to solicit proxies for the election of the Annual Meeting Nominations and the other proposals set forth therein;

WHEREAS, prior to the date hereof, the Company filed a definitive proxy statement on Schedule 14A with the SEC on May 15, 2013 to solicit proxies for the election of directors at the 2013 Annual Meeting and the other proposals set forth therein;

WHEREAS, prior to the date hereof, the Company has announced that the 2013 Annual Meeting will be held on July 16, 2013, and the record date therefor has been fixed as May 29, 2013;

WHEREAS, the Governance, Nominating and Compensation Committee (the “GNC Committee”) of the Board of Directors of the Company (the “Board”) has reviewed the qualifications of, and has determined that each of Craig Bouchard and Raj Maheshwari (each an “Investor Nominee” and collectively, the “Investor Nominees”) is duly eligible and qualified to serve as a member of the Board in accordance with the Company’s Amended and Restated Bylaws (the “Bylaws”) and applicable governance policies and procedures;

WHEREAS, the Company and the Investor Parties have agreed that it is in their mutual interests to enter into this Agreement, which, among other things, provides for (i) the withdrawal of the Annual Meeting Nominations and (ii) the various governance and other matters set forth herein; and

WHEREAS, in connection herewith, Craig T. Bouchard is concurrently entering into an employment agreement with the Company, a copy of which is attached hereto as Exhibit A (the “Employment Agreement”), pursuant to which Mr. Bouchard will commence service as the Chief Executive Officer of the Company and Chairman of the Board, effective immediately.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. For purposes of this Agreement:

(a) The term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b) The term “Associate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act.

(c) The terms “beneficial owner” and “beneficially own” have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person will also be deemed to beneficially own and to be the beneficial owner of all shares of capital stock of the Company which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

(d) The term “Company Directors” means Philip G. Tinkler, Peter C.B. Bynoe and Patrick E. Lamb;

(e) The terms “Person” or “Persons” mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(f) The term “Other Directors” means G. Christopher Colville, Craig Noell and John Koral.

(g) The term “Other Investor Parties” shall mean Charlestown Capital Advisors, LLC, Charlestown Jupiter Fund, LLC, Bouchard 10S LLC, Duart Holdings LLC, Malcolm F. MacLean IV, Clifford D. Nastas, and Lee Smith.

(h) The term “Other Company Proposals” shall mean Proposals 2, 3, 4, 5 and 6 in that definitive proxy statement on Schedule 14A filed by the Company with the SEC on May 15, 2013, as such proposals may be updated by the Company after the date of this Agreement.

(i) The term “Standstill Period” shall mean the period from the date of this Agreement through the date of the 2013 Annual Meeting.

Section 1.2 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

ARTICLE II

COVENANTS

Section 2.1 Board of Directors, Annual Meeting and Related Matters.

(a) Board Expansion. Effective on the date hereof, in accordance with the Company’s amended and restated Articles of Incorporation (the “Charter”) and Bylaws, the Board will increase the size of the Board from five to six members.

(b) Board Appointments. Effective on the date hereof, in accordance with the Charter and Bylaws, the Board shall appoint Craig T. Bouchard as a director to fill the vacancy created by the newly created directorship resulting from the expansion of the Board contemplated by clause (a) (the time of such appointment, the “Appointment Time”), for a term expiring at the 2013 Annual Meeting and to serve as Chairman of the Board of Directors.

(c) Reduction of Board Size. G. Christopher Colville shall (i) resign from his position as Chief Executive Officer and Chairman of the Board, effective immediately prior to the Appointment Time, and (ii) resign from the Board effective immediately after the Appointment Time. The Board shall reduce the size of the Board from six to five members, effective immediately after the resignation of G. Christopher Colville.

(d) Nomination of New Directors. The parties hereto agree that at the 2013 Annual Meeting, the Board will:

(1) nominate each of the Investor Nominees for election as a director of the Company at the 2013 Annual Meeting, to hold office until the next annual meeting of stockholders to be held in 2014 (the “2014 Annual Meeting”) or until his successor has been duly elected and qualified;

(2) nominate each of the Company Nominees for election as a director of the Company at the 2013 Annual Meeting, to hold office until the 2014 Annual Meeting or until his successor has been duly elected and qualified;

(3) recommend in the related proxy materials that the stockholders vote for each of the Investor Nominees and each of the Company Nominees for election;

(4) cause all proxies received by the Company to be voted in the manner specified by such proxies; and

(5) refrain from taking any action contrary to, or inconsistent with, the matters set forth in this Section 2.1(d).

(e) Proxy Solicitation Materials; Annual Meeting Timing. The Company covenants and agrees that from and after the date hereof the Company’s definitive proxy statement and proxy cards for the 2013 Annual Meeting and all other solicitation materials to be delivered to stockholders in connection with the 2013 Annual Meeting shall be prepared in accordance with, and in furtherance of, this Agreement.

(f) Committees. The Board shall take such action as is necessary in compliance with applicable law and listing standards to ensure the following, effective upon completion of the 2013 Annual Meeting until the date of the 2014 Annual Meeting:

(1) The Board shall terminate the GNC Committee and form a new Compensation Committee and Nominating and Corporate Governance Committee, so that together with the Board’s existing Audit Committee (such three committees, collectively, the “Committees”), the Committees shall be the only committees of the Board unless otherwise approved by the Board then in office.

(2) The Chairman of the Board shall be Craig T. Bouchard, for so long as he shall be a member of the Board;

(3) The Chairman of the Compensation Committee shall be Raj Maheshwari, for so long as he shall be a member of the Board and is then qualified to serve on such committee under applicable legal requirements and listing standards;

(4) The Chairman of the Nominating and Corporate Governance Committee shall be Philip G. Tinkler, for so long as he shall be a member of the Board and is then qualified to serve on such committee under applicable legal requirements and listing standards; and

(5) The Chairman of the Audit Committee shall be Patrick E. Lamb, for so long as he shall be a member of the Board and is then qualified to serve on such committee under applicable legal requirements and listing standards.

(g) Chief Executive Officer. Effective on the date hereof, Craig T. Bouchard shall commence employment as the Chief Executive Officer of the Company, pursuant to the terms and conditions of the Employment Agreement.

(h) Expenses. Contemporaneous with the execution of this Agreement, the Company shall reimburse the Investor Parties an amount equal to the Investor Parties’ actual and documented out-of-pocket expenses incurred prior to the date of this Agreement in connection with the Annual Meeting Nominations, the 2013 Annual Meeting and related actions and events, including the preparation of related filings with the SEC and the reasonable fees and disbursements of counsel, proxy solicitors and other advisors; provided, that the maximum aggregate amount of such reimbursement shall be $250,000.

Section 2.2 Additional Undertakings by the Investor. The Investor Parties hereby irrevocably withdraw the Annual Meeting Nominations and any demand for information made pursuant to Section 1600(d) of the California Corporations Code.

Section 2.3 Publicity. Promptly after the execution of this Agreement, the Company will issue the press release in the form attached hereto as Exhibit B. Without the prior written consent of the Company and the Investor, none of the Company, the Investor Parties, the Other Directors, or the Company Nominees shall (i) issue a press release in connection with this Agreement or the actions contemplated hereby or (ii) otherwise make any public statement, disclosure or announcement with respect to this Agreement or the actions contemplated hereby, except as required by law.

Section 2.4 Non-Disparagement. Each of the parties hereto agrees not to disparage the Company, any then-current member of the Board or management of the Company, any individual who was serving as a member of the Board or management of the Company as of the date of this Agreement or any Investor Party.

Section 2.5 Other Directors. The Company shall take such action as of the date hereof as the Company deems reasonably necessary to cause the vesting of all options and restricted stock of the Other Directors and Patrick E. Lamb, effective for each such director at such time as he ceases to be a member of the Board.

Section 2.6 Voting. During the Standstill Period, each of the Investor Parties, the Company Nominees, and the Other Directors, together with their respective Affiliates, will cause all shares of the Company’s common stock (the “Common Stock”) of the Company for which he or it has the right to vote as of the record date for the 2013 Annual Meeting to be present for quorum purposes and to be voted at the 2013 Annual Meeting or at any adjournments or postponements thereof: (a) in favor of the election of each of the Company Nominees and the Investor Nominees; (b) against any stockholder nominations of any director (other than the Company Nominees or the Investor Nominees); and (c) in favor of each of the Other Company Proposals.

Section 2.7 Standstill Provisions. During the Standstill Period, each of the Investor Parties, the Company Nominees, and the Other Directors agrees that, except as otherwise provided in this Agreement, during the Standstill Period, he or it will not, and he or it will cause each of his or its Affiliates and Associates, agents or other persons acting on his or its behalf not to:

(a) solicit proxies, agent designations or written consents of stockholders, or otherwise conduct any nonbinding referendum with respect to the Common Stock, or make, or in any way participate in, any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act, to vote, or advise, encourage or influence any person with respect to voting, any shares of the Common Stock with respect to any matter, or become a “participant” in any contested “solicitation” for the election of directors with respect to the Company (as such terms are defined or used under the Exchange Act and the rules promulgated by the SEC thereunder), other than a “solicitation” or acting as a “participant” in support of (i) the election of all of the Company Nominees and Investor Nominees at the 2013 Annual Meeting and (ii) the Other Company Proposals;

(b) seek to call, or to request the call of, a special meeting of the stockholders of the Company, or seek to make, or make, a stockholder proposal at any meeting of the stockholders of the Company or make a request for a list of the Company’s stockholders (or otherwise induce, encourage or assist any other person to initiate or pursue such a proposal or request);

(c) effect or seek to effect (including, without limitation, by entering into any discussions, negotiations, agreements or understandings with any third person), offer or propose (whether publicly or otherwise) to effect, or cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or cause or participate in any tender offer or exchange offer involving the Company or its securities;

(d) publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) regarding any intent, purpose, plan, action or proposal with respect to the Board, the Company, its management, strategies, policies or affairs or any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement, including any intent, purpose, plan, action or proposal that is conditioned on, or would require waiver, amendment, or consent under, any provision of this Agreement;

(e) seek election or appointment to, or representation on, or nominate or propose the nomination of any candidate to the Board; or seek the removal of any member of the Board, in each case other than as set forth in this Agreement;

(f) enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, finance, assist or encourage, any other person that engages, or offers or proposes to engage, in any of the foregoing; or

(g) take or cause or induce or assist others to take any action inconsistent with any of the foregoing.

Nothing in this Section 2.7 shall be deemed to prohibit any Investor Party from engaging in any lawful act consistent with his fiduciary duties solely in his capacity as a director of the Company.

Section 2.8 Schedule 13D. Each of the Investor Parties, the Company Nominees and the Other Directors acknowledge and agree that by virtue of the provisions of this Agreement, including, but not limited to, Section 2.6 and Section 2.7, the Investor Parties, the Company Nominees and the Other Directors may collectively be deemed to be members of a “group,” for purposes of Rule 13d-5 under the Exchange Act. As soon as possible following the date of this Agreement, the Investor Parties, the Company Nominees and the Other Directors shall collectively file, or cause to be filed on their behalf, with the SEC a Schedule 13D disclosing the entry into this Agreement and the material contents of this Agreement. The Investor Parties, the Company Nominees and the Other Directors shall provide the Company and its counsel with reasonable opportunity to review and comment upon such Schedule 13D prior to the filing thereof with the SEC, and shall consider in good faith any changes proposed by the Company or its counsel.

Section 2.9 Waiver of Application of Rights Agreement. The Board shall take such action as is necessary to indicate its determination that (i) the provisions of this Agreement and the parties performance thereunder will not trigger a distribution of rights under and pursuant to the Rights Agreement, dated as of October 23, 2007, as amended (the “Rights Agreement”), between the Company and Mellon Investor Services LLC, as rights agent and (ii) no party to this Agreement, individually or collectively, shall constitute an “Acquiring Person,” as such term is defined in the Rights Agreement, based on such party’s performance of this Agreement during the Standstill Period.

ARTICLE III

OTHER PROVISIONS

Section 3.1 Representations and Warranties.

(a) Representations and Warranties of the Company. The Company hereby represents and warrants that this Agreement and the performance by the Company of its obligations hereunder has been duly authorized, executed and delivered by it, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

(b) Representations and Warranties of the Investor Parties. Each of the Investor Parties represents and warrants that this Agreement and the performance by such Investor Party of its obligations hereunder has been duly authorized, executed and delivered by the Investor, and is a valid and binding obligation of such Investor Party, enforceable against the Investor Party in accordance with its terms.

Section 3.2 Mutual Release.

(a) Each of the Investor Parties hereby agrees for the benefit of the Company and each of its current and former directors, officers, stockholders, agents, Affiliates, Associates. employees, partners, attorneys, heirs, assigns, executors, administrators, predecessors and successors, past and present, including each of the Company Nominees and the Other Directors (the Company and each such person, a “Company Released Person”) as follows:

(1) Each of the Investor Parties, for themselves and for their respective members, managers, Affiliates, Associates, officers, directors, assigns, attorneys, agents and successors, past and present, hereby agree and confirm that, effective from and after the date of this Agreement, he or it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Company Released Person of, and hold each Company Released Person harmless from, any and all rights, claims, warranties, demands, debts, obligations, liabilities, costs, attorneys’ fees, expenses, suits, losses and causes of action (“Claims”) of any nature whatsoever, whether known or unknown, suspected or unsuspected, derivative or direct, arising in respect of or in connection with any and all actions taken or omitted from being taken with respect to the events giving rise to this Agreement, including but not limited to actions relating to the nomination and election of directors at the 2013 Annual Meeting, occurring any time or period of time on or prior to the date of this Agreement (including the future effects of such transactions, occurrences, conditions, acts or omissions). Notwithstanding the foregoing, this waiver and release and covenant not to sue shall not include any Claims arising from the breach of this Agreement by a Company Party (as defined below) or any knowing criminal act by a Company Party.

(2) Each of the Investor Parties understands and agrees that the Claims released by him or it include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. Each Investor Party understands that he or it may hereafter discover facts different from or in addition to what they now believe to be true, which if known, could have materially affected this release of Claims, but they nevertheless waive any claims or rights based on different or additional facts.

(b) Each of the Company, the Other Directors and the Company Nominees (collectively, the “Company Parties”) hereby agrees for the benefit of the Investor Parties and their respective current directors, officers, stockholders, agents, Affiliates, Associates, employees, partners, members, managers, attorneys, heirs, assigns, executors, administrators, predecessors and successors, past and present (the Investor Parties and each such person, an “Investor Released Person”) as follows:

(1) Each of the Company Parties, for himself or itself and for his or its respective stockholders, Affiliates, Associates, officers, directors, assigns, agents and successors, past and present, hereby agrees and confirms that, effective from and after the date of this Agreement, her or it hereby acknowledges full and complete satisfaction of, and covenants not to sue, and forever fully releases and discharges each Investor Released Person of, and holds each Investor Released Person harmless from, any and all Claims of any nature whatsoever, whether known or unknown, suspected or unsuspected, derivative or direct, arising in respect of or in connection with any and all actions taken or omitted from being taken with respect to the events giving rise to this settlement, including actions relating to the nomination and election of directors at the 2013 Annual Meeting, occurring any time or period of time on or prior to the date of this Agreement (including the future effects of such transactions, occurrences, conditions, acts or omissions). Notwithstanding the foregoing, this waiver and release and covenant not to sue shall not include any Claims arising from the breach of this Agreement by an Investor Party or any knowing criminal act by an Investor Party.

(2) Each of the Company Parties understand and agree that the Claims released by him or it include not only those Claims presently known but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the Claims as described above. Each of the Company Parties understands that he or it may hereafter discover facts different from or in addition to what he or it now believes to be true, which if known, could have materially affected this release of Claims, but he or it nevertheless waives any claims or rights based on different or additional facts.

(c) Section 1542 Release. Each of the Company Parties and the Investor Parties knowingly and voluntarily waives any and all rights or benefits that it or he may now have, or in the future may have, under the terms of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

Section 3.3 Remedies.

(a) Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of California, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b) Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of California (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.5 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to personal jurisdiction and the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the state or federal courts in the State of California, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

Section 3.4 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 3.5 Confidentiality.

(a) Each of the Investor Parties hereby acknowledges that such Investor Party is aware that the United States securities laws prohibit any person who has material, non-public information with respect to the Company from transacting in the securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to transact in such securities. Each of the

Investor Parties agrees to comply with such laws and recognizes that the Company would be damaged by its non-compliance. In addition, each of the Investor Parties agrees to keep confidential and not to disclose any Company Confidential Information (as defined below) received by such Investor Party from the Company or its representatives during the settlement discussions with the Company or the negotiation and documentation of this Agreement. The term “Company Confidential Information” shall mean any information that is confidential to the Company; provided that Company Confidential Information will not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by an Investor Party or its representatives, (ii) lawfully becomes available to an Investor Party on a non-confidential basis from a source other than the Company or the Company’s representatives or agents, provided that such source is not bound by a confidentiality agreement with the Company.

(b) Each of the Company Parties agrees to keep confidential and not to disclose any Investor Confidential Information (as defined below) received by such Company Party from the Investor Parties or their representatives during the settlement discussions with the Company or the negotiation and documentation of this Agreement. The term “Investor Confidential Information” shall mean any information that is confidential to the Investor Parties; provided that Investor Confidential Information will not include information which (i) becomes lawfully available to the public other than as a result of a disclosure by a Company Party or its representatives, (ii) lawfully becomes available to a Company Party on a non-confidential basis from a source other than the Investor Parties or their representatives or agents, provided that such source is not bound by a confidentiality agreement with any Investor Party.

Section 3.6 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:	Signature Group Holdings, Inc. 15303 Ventura Boulevard, Suite 1600 Sherman Oaks, California 91403 Facsimile: (805) 823-1737 Attention: General Counsel

with a copy to:	Morgan, Lewis & Bockius LLP 5 Park Place, Suite 1750 Irvine, CA 92614 Facsimile: (949) 399-7100 Attention: Ellen S. Bancroft

and Patton Boggs LLP 2550 M Street, N W Washington DC 20037 Facsimile: (202) 457-6315 Attention: Norman B. Antin

if to an Other Director or Company Nominee:	The addresses of such party set forth on the signature pages hereto with a copy to:

Morgan, Lewis & Bockius LLP

5 Park Place, Suite 1750

Irvine, CA 92614

Facsimile: (949) 399-7100

Attention: Ellen S. Bancroft

and

Patton Boggs LLP

2550 M Street, NW

Washington DC 20037

Facsimile: (202) 457-6315

Attention: Norman B. Antin

if to an Investor Party:	The addresses of such party set forth on the signature pages hereto

with a copy to:	Crowell & Moring LLP 275 Battery Street, 23rd Floor San Francisco, California 94111 Facsimile: (415) 986-2827 Attention: Murray A. Indick

Section 3.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada, without regard to the conflicts of law provisions thereof.

Section 3.7 Amendment; Waiver. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto and any provision of this Agreement may be waived, in each case by a written instrument authorized and executed on behalf of the parties hereto.

Section 3.8 Further Assurances. Each party to this Agreement agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other party in order to effectuate fully the purposes, terms and conditions of this Agreement.

Section 3.9 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the provisions of Section 2.4, Section 2.5 and Section 3.2 are intended to be for the benefit of, and shall be enforceable by, the persons protected from disparagement (in the case of Section 2.4), the Other Directors (in the case of Section 2.5), and the releases (in the case of Section 3.2).

Section 3.10 Effectiveness. This Agreement shall become effective upon the execution and delivery of this Agreement by each of the parties hereto.

Section 3.11 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties hereto that the parties hereto would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties hereto agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

Section 3.12 Proceedings. The act of entering into or carrying out the Agreement and any negotiations or proceedings related thereto shall not be used, offered or received into evidence in any action or proceeding in any court, administrative agency or other tribunal for any purpose whatsoever other than to enforce the provisions of the Agreement.

Section 3.13 Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile thereof or other electronic signature), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

SIGNATURE GROUP HOLDINGS, INC.

By:	/S/ CHRIS MANDERSON
Name:	Chris Manderson,
Executive Vice President and General Counsel

COMPANY NOMINEES

/S/ PHILIP G. TINKLER
Philip G. Tinkler

/S/ PETER C.B. BYNOE
Peter C.B. Bynoe

/S/ PATRICK E. LAMB
Patrick E. Lamb

OTHER DIRECTORS

/S/ G. CHRISTOPHER COLVILLE
G. Christopher Colville

/S/ JOHN KORAL
John Koral

INVESTOR

NEW SIGNATURE, LLC

By:	/S/ CRAIG T. BOUCHARD
Name:	Craig T. Bouchard

INVESTOR NOMINEES

/S/ CRAIG T. BOUCHARD
Craig T. Bouchard

/S/ RAJ MAHESHWARI
Raj Maheshwari

OTHER INVESTOR PARTIES

CHARLESTOWN CAPITAL ADVISORS LLC

By:	/S/ RAJ MAHESHWARI
Name:	Raj Maheshwari

CHARLESTOWN JUPITER FUND LLC

By:	/S/ RAJ MAHESHWARI
Name:	Raj Maheshwari

BOUCHARD 10S LLC

By:	/S/ CRAIG T. BOUCHARD
Name:	Craig T. Bouchard

/S/ CLIFFORD D. NASTAS
Clifford D. Nastas

/S/ LEE SMITH
Lee Smith

/S/ MALCOLM F. MACLEAN IV
Malcolm F. MacLean IV

DUART HOLDINGS LLC

By:	/S/ MALCOLM F. MACLEAN IV
Name:	Malcolm F. MacLean IV